As filed with the Securities and Exchange Commission on June 23, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Repare Therapeutics Inc.

(Exact name of Registrant as specified in its charter)

Québec	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7210 Frederick-Banting, Suite 100
St-Laurent, Québec, Canada	H4S 2A1
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Option Plan

Repare Therapeutics 2020 Equity Incentive Plan

Repare Therapeutics 2020 Employee Share Purchase Plan

(Full title of the plan)

Lloyd M. Segal

Chief Executive Officer

Repare Therapeutics Inc.

1 Broadway, 15th Floor

Cambridge, MA 02142

+1 857 412 7018

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta Ryan S. Sansom Marc A. Recht Courtney Thorne Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 +1 617 937 2300	Robert Carelli Stikeman Elliott LLP 1155 René-Lévesque Blvd. West 41st Floor Montréal, Québec, Canada H3B 3V2 +1 514 397 3222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value
—Common shares reserved for future grant under the 2020 Equity Incentive Plan	3,307,900(2)	$20.00(6)	$66,158,000(6)	$8,587
—Common shares reserved for future grant under the 2020 Employee Share Purchase Plan	327,000(3)	$17.00(7)	$5,559,000(7)	$722
—Outstanding under the Amended and Restated Option Plan (Options)	3,508,846(4)	$2.61(8)	$9,158,089(8)	$1,189
—Outstanding under the 2020 Equity Incentive Plan (Options)	590,702(5)	$20.00(9)	$11,814,040(9)	$1,534
TOTAL	7,734,448	—	$92,689,129	$12,032

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares, no par value, of the Registrant (the “Common Shares”) that become issuable under the Registrant’s Amended and Restated Option Plan (the “Existing Plan”), 2020 Equity Incentive Plan (the “2020 Plan”) and 2020 Employee Share Purchase Plan (the “ESPP”) by reason of any share dividend, share split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding Common Shares.

(2)

Represents Common Shares reserved for future grant under the 2020 Plan. To the extent outstanding awards under the Existing Plan terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares, the Common Shares subject to such awards instead will become available for future issuance under the 2020 Plan. The 2020 Plan also provides that the number of Common Shares reserved for issuance under the 2020 Plan will automatically increase on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (a) 5.0% of the total number of Common Shares outstanding on December 31st of the preceding calendar year and (b) a number of Common Shares designated by action of the Registrant’s board of directors prior to the first day of any calendar year. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.

(3)

Represents Common Shares reserved for issuance under the ESPP. The ESPP provides that the number of Common Shares reserved for future issuance under the ESPP will automatically increase on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (a) 1.0% of the total number of Common Shares outstanding on December 31st of the preceding calendar year, (b) 3,300,000 Common Shares and (c) a number of Common Shares designated by action of the Registrant’s board of directors prior to the first day of any calendar year. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.

(4)

Represents Common Shares reserved for issuance upon the exercise of outstanding options granted under the Existing Plan as of the date of this Registration Statement. No further option grants will be made under the Existing Plan, and any Common Shares which remained available for future grants under the Existing Plan at the time the 2020 Plan became effective have been allocated to the 2020 Plan. In addition, any Common Shares underlying outstanding awards under the Existing Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, will become available for future issuance under the 2020 Plan.

(5)	Represents Common Shares reserved for issuance upon the exercise of outstanding options granted under the 2020 Plan.
(6)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon $20.00, which is the initial public offering price of the Registrant’s Common Shares as set forth on the cover page of the Registrant’s prospectus, dated June 18, 2020, relating to the Registrant’s initial public offering.

(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon $17.00, which is 85% of the initial public offering price per share of the Registrant’s Common Shares as set forth on the cover page of the Registrant’s prospectus, dated June 18, 2020, relating to the Registrant’s initial public offering.

(8)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon $2.61, which is the weighted-average exercise price for the outstanding options granted under the Existing Plan.

(9)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon $20.00, which is the weighted-average exercise price for the outstanding options granted under the 2020 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Repare Therapeutics Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)     The Registrant’s Prospectus dated June 18, 2020 filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-238822), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)    The description of the Registrant’s Common Shares which is contained in the Registrant’s Registration Statement on Form 8-A filed on June 16, 2020 (File No. 001-39335) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

See the description of the Registrant’s Common Shares contained in the Registration Statement on Form S-1 (File No. 333-238822).

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

As of the date of this Registration Statement, (i) GC&H Investments LLC, an entity comprised of partners and associates of Cooley LLP, beneficially owns an aggregate of 10,000 common shares of the Registrant, (ii) a certain partner of Cooley LLP beneficially owns an aggregate of 1,250 common shares of the Registrant and (iii) a certain partner of Stikeman Elliott LLP beneficially owns an aggregate of 2,500 common shares of the Registrant.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Business Corporations Act (Québec) (the “QBCA”) and the amended and restated bylaws of the Registrant to be in effect upon the completion of the Registrant’s initial public offering, the Registrant must indemnify its current or former directors and officers, agents or any other individuals who act or has acted at the Registrant’s request as a director or officer of another group, against all costs, charges and expenses reasonably incurred in the exercise of such individual’s functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which such individual is involved. The QBCA also provides that the Registrant must advance moneys to such individual for costs, charges and expenses incurred in connection with such a proceeding; provided that such individual shall repay such payment if he or she does not fulfill the conditions described below.

Indemnification is prohibited under the QBCA unless the individual:

•	acted with honesty and loyalty in our interests, or in the interest of the other group for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

•	in the case of a proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The QBCA and the amended and restated bylaws of the Registrant to be in effect upon the completion of the Registrant’s initial public offering authorize the Registrant to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the Registrant’s request as a director, officer or an individual acting in a similar capacity, of another entity.

In addition, the Registrant has entered, and intend to continue to enter, into separate indemnity agreements with each of its directors and officers. These indemnity agreements, among other things, require the Registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as a director or officer, or any other company or enterprise to which the person provides services at the Registrant’s request.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description	Incorporated by Reference
		Schedule Form	File Number	Exhibit	Filing Date

4.1	Articles of Continuance of Repare Therapeutics Inc.	8-K	001-39335	3.1	June 23, 2020

4.2	Amended and Restated Bylaws of Repare Therapeutics Inc.	8-K	001-39335	3.2	June 23, 2020

4.3	Form of Common Share Certificate.	S-1/A	333-238822	4.1	June 15, 2020

4.4	Amended and Restated Option Plan.	S-1	333-238822	10.1	May 29, 2020

4.5	Form of Option Agreement under the Amended and Restated Option Plan.	S-1	333-238822	10.2	May 29, 2020

4.6	2020 Equity Incentive Plan.	S-1/A	333-238822	10.3	June 15, 2020

4.7	Form of Share Option Grant Notice and Share Option Agreement under the 2020 Equity Incentive Plan.	S-1/A	333-238822	10.4	June 15, 2020

4.8	Form of Restricted Share Unit Grant Notice and Restricted Share Unit Award Agreement under the 2020 Equity Incentive Plan.	S-1/A	333-238822	10.5	June 15, 2020

4.9	2020 Employee Share Purchase Plan.	S-1/A	333-238822	10.6	June 15, 2020

5.1*	Opinion of Stikeman Elliott LLP.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Montréal, Province of Québec, Canada, on this 23rd day of June, 2020.

REPARE THERAPEUTICS INC.

By:	/s/ Lloyd M. Segal
Name: Lloyd M. Segal
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lloyd M. Segal and Steve Forte, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, ae amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Lloyd M. Segal Lloyd M. Segal	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2020

/s/ Steve Forte Steve Forte	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 23, 2020

/s/ Jerel Davis, Ph.D. Jerel Davis, Ph.D.	Chairman of the Board of Directors	June 23, 2020

/s/ David Bonita, M.D. David Bonita, M.D.	Director	June 23, 2020

/s/ Todd Foley Todd Foley	Director	June 23, 2020

/s/ Samarth Kulkarni, Ph.D. Samarth Kulkarni, Ph.D.	Director	June 23, 2020

/s/ Briggs Morrison, M.D. Briggs Morrison, M.D.	Director	June 23, 2020

/s/ Ann D. Rhoads Ann D. Rhoads	Director	June 23, 2020

/s/ Carol A. Schafer Carol A. Schafer	Director	June 23, 2020

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on the 23rd day of June, 2020.

REPARE THERAPEUTICS USA INC.

By:	/s/ Lloyd M. Segal
Lloyd M. Segal
President and Chief Executive Officer